Exhibit 10.1

[Execution Version]

LOAN AGREEMENT

Dated as of May 2, 2014

By and Among

ASTA FUNDING, INC.

and

PALISADES COLLECTION, L.L.C.,

as Borrowers,

and

BANK HAPOALIM B.M.,

as Agent

i

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3.22	Solvency	23
3.23	Restrictions on or Relating to Subsidiaries	23
3.24	Disaster Recovery Plan	23
4. FINANCIAL STATEMENTS AND INFORMATION		24
4.1	Reports and Notices	24
4.2	Communication with Accountants	24
4.3	Annual Audited Statements	24
5. AFFIRMATIVE COVENANTS		24
5.1	Maintenance of Existence and Conduct of Business	24
5.2	Payment of Charges	24
5.3	Books and Records	25
5.4	Insurance; Damage to or Destruction of Collateral	25
5.5	Compliance with Laws	26
5.6	Supplemental Disclosure	27
5.7	Intellectual Property	27
5.8	Environmental Matters	27
5.9	Landlord’s Agreement	28
5.10	ERISA	28
5.11	Servicing Agreements	28
5.12	Further Assurances	29
5.13	Certain Acquisitions by Non-Borrower Affiliates	29
6. NEGATIVE COVENANTS		30
6.1	[OMITTED].	30
6.2	Liens	30
6.3	Financial Covenants	30
6.4	Change of Corporate Name or Location; Change of Fiscal Year	30
7. TERM		30
7.1	Termination	30
7.2	Survival of Obligations Upon Termination of Financing Arrangements	30
8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES		30
8.1	Events of Default	30
8.2	Remedies.	33
8.3	Waivers by Borrowers	34
9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		34
9.1	Assignment and Participations	34
9.2	Appointment of Agents	37
9.3	Agent’s Reliance, Etc	38
9.4	Agent and Affiliates	38
9.5	Indemnification	39
9.6	Successor Agent; Removal	39
9.7	Setoff and Sharing of Payments	40
9.8	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	40
10. SUCCESSORS AND ASSIGNS		43
10.1	Successors and Assigns	43

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11. MISCELLANEOUS		44
11.1	Complete Agreement; Modification of Agreement	44
11.2	Amendments and Waivers	44
11.3	Fees and Expenses	46
11.4	No Waiver	47
11.5	Remedies	47
11.6	Severability	47
11.7	Conflict of Terms	47
11.8	Confidentiality	47
11.9	GOVERNING LAW	48
11.10	Notices	49
11.11	Section Titles	49
11.12	Counterparts	49
11.13	WAIVER OF JURY TRIAL	49
11.14	Press Releases and Related Matters	50
11.15	Reinstatement	50
11.16	Advice of Counsel	50
11.17	No Strict Construction	50
11.18	Agent for Service	51
12. CROSS-GUARANTY; SUBORDINATION		51
12.1	Cross-Guaranty	51
12.2	Waivers by Borrowers	51
12.3	Benefit of Guaranty	52
12.4	Subordination of Subrogation, Etc	52
12.5	Election of Remedies	52
12.6	Limitation	52
12.7	Contribution with Respect to Guaranty Obligations.	53
12.8	Liability Cumulative	53
12.9	Subordination.	54

APPENDICES

Annex A (Recitals)	–	Definitions

Annex B	–	[OMITTED]

Annex C	–	[OMITTED]

Annex D (Section 2.1(a))	–	Closing Checklist

Annex E (Section 4.1(a))	–	Financial Statements and Projections Reporting

Annex F (Section 4.1(b))	–	Collateral Reports

Annex G (Section 6.3)	–	Financial Covenants

Annex H (Section 9.8(a))	–	Wire Instructions

Annex I (Section 11.9)	–	Notice Addresses

Annex J (Definitions)	–	Commitments

Exhibit 1.1(a)(i)	–	Form of Notice of Borrowing

Exhibit 1.4(e)	–	Form of Notice of Conversion/Continuation

Exhibit 9.1(a)	–	Form of Assignment Agreement

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is executed and entered into as of May 2, 2014 by and among ASTA FUNDING, INC., a Delaware corporation (“Asta Funding”) and PALISADES COLLECTION, L.L.C., a Delaware limited liability company (“Palisades Collection” and Asta Funding, individually a “Borrower” and collectively “Borrowers”), the lenders identified on the signature pages hereof (each of such lenders, individually a “Lender” and collectively “Lenders”) and BANK HAPOALIM B.M., an Israeli banking corporation authorized to transact business in the United States (“BHI”), in its capacity as agent for the Lenders (in such capacity, “Agent”).

RECITALS

WHEREAS, Borrowers have requested that Agent and Lenders extend a discretionary revolving credit facility to Borrowers in the amount of Twenty Million Dollars ($20,000,000) in the aggregate for the purpose of refinancing the existing indebtedness of Borrowers, for the working capital needs of Borrower and for other general corporate purposes of Borrowers; and for these purposes, Agent and Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein;

WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of itself and Lenders, a security interest in and lien upon substantially all of their existing and after-acquired personal property; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern (all such Annexes and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, being incorporated herein by reference, and taken together with this Agreement, constituting but a single agreement; these Recitals being construed as part of the Agreement);

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. AMOUNT AND TERMS OF CREDIT

1.1 Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Lender agrees to make to Borrowers from time to time until the Commitment Termination its Pro Rata Share of revolving credit advances (each, an “Advance” and collectively, the “Advances”). The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 1.1(a);

provided that the amount of any Advance to be made at any time shall not exceed Borrowing Availability at such time. Each Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to Agent at the address specified in Annex I. Any such notice must be given no later than (A) 1:00 p.m. (New York time) on the Business Day of the proposed Advance, in the case of a Base Rate Loan, or (B) 1:00 p.m. (New York time) on the date which is two (2) Business Days prior to the proposed Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Borrowing”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i) attached hereto, and shall include the information required in such Exhibit. If any Borrower desires to have the Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.4(e).

(ii) Except as provided in Section 1.9, Borrowers shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender, dated the Closing Date (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of the Borrowers to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Advances to Borrowers together with interest thereon as prescribed in Section 1.4. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b) Reliance on Notices; Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Conversion/Continuation or similar notice purporting to be executed by an officer of the Borrower Representative and believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith who purports to be a person on the list of authorized signatories provided from time to time by Borrower Representative to Agent was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Palisades Collection as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Revolving Loan, effecting repayment of the Revolving Loan, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and shall give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(c) Increase in Revolver Commitments. Borrowers may request an increase in Revolving Loan Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Revolving Loan Commitments, except for a closing fee specified by Borrowers, and (b) increases under this Section do not exceed $30,000,000 in the aggregate. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolving Loan Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Qualified Assignees may issue additional Revolving Loan Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolving Loan Commitments among committing Lenders and, if necessary, Qualified Assignees. Provided the conditions set forth in Section 2.2 are satisfied, total Revolving Loan Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Qualified Assignees) on a date agreed upon by Agent and Borrower Representative, but no later than 20 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolving Loan Commitments. On the effective date of an increase, exposures under the Revolving Loan Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Revolving Loan Commitments.

1.2 Prepayments.

(a) Mandatory Prepayments. If at any time the aggregate outstanding balance of the Revolving Loan exceeds Borrowing Availability, Borrowers shall, within one Business Day, repay the aggregate outstanding Advances to the extent required to eliminate such excess.

(b) No Implied Consent. Nothing in this Section 1.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.3 Use of Proceeds. Borrowers shall utilize the proceeds of the Revolving Loan for their (and their Subsidiaries’) working capital and general corporate purposes including to finance, acquire and invest in Finance Companies.

1.4 Interest.

(a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the Revolving Loan being made by each Lender, in arrears on each applicable Interest Payment Date, based on the aggregate Advances outstanding from time to time, at the following rates: (a) the Base Rate for Base Rate Loans and (b) the applicable LIBOR Rate plus 275 basis points for LIBOR Loans.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Base Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing and at the election of (or upon the written request of Requisite Lenders) Agent confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Revolving Loan shall be increased to Base Rate plus two hundred (200) basis points per annum (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Default, which is not reasonably capable of being cured, or Event of Default until that Default, which is not reasonably capable of being cured, or Event of Default is cured or waived and shall be payable upon demand.

(e) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Loans from Base Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to a Base Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.10(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Revolving Loan or group of Revolving Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Base Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default, which is not reasonably capable of being cured, or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to a Base Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.4(e) attached here.

(f) Notwithstanding anything to the contrary set forth in this Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.4(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.8 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

1.5 Cash Management Systems. Borrowers will maintain until the Termination Date operating bank accounts with Agent, the aggregate deposits in which shall not be less than $10,000,000, except that before receiving any Advances Borrowers shall use funds from those operating bank accounts with Agent (and Borrower’s obligation to maintain those deposits with

Agent shall be deemed to be reduced to the extent that Borrower uses those funds). Borrowers shall not use any funds on deposit with Agent for the purpose of acquiring any assets if Borrowers have available cash on deposit with or money market accounts at other banks.

1.6 Unused Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee equal to the Unused Fee Rate times the amount by which the Revolving Loan Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

1.7 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 3:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 3:00 p.m. New York time. Payments received after 3:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.8 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, mandatory prepayments shall be applied as set forth in Section 1.2(a). All payments shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. Subject to this Section 1.8, as to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. Subject to this Section 1.8, in the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Revolving Loan, ratably in proportion to the interest accrued as to each Revolving Loan; (3) to principal payments on the Revolving Loan; and (4) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

(b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses reimbursable hereunder, Charges, costs reimbursable hereunder (including insurance premiums in accordance with Section 5.4(a)) and interest, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, but not prior to the expiration of any cure period and provided that Agent provides reasonably detailed written invoices to Borrowers, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.9 Loan Account and Accounting. Agent shall maintain loan accounts (the “Loan Account”) on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Revolving Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. Subject to the Borrowers’ right to object in accordance with the terms and conditions set forth below, the balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement (which printout or statement shall be delivered to Borrower Representative upon its reasonable request), shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Revolving Loan setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.10 Indemnity.

(a) Each Borrower shall jointly and severally indemnify and hold harmless Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities, and any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Borrower shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction). NO INDEMNIFIED PERSON SHALL BE

RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT OF SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.10(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within 10 Business Days of receipt thereof, specifying the basis for such objection in detail.

1.11 Access. Each Borrower that is a party hereto shall, during normal business hours, from time to time upon reasonable prior notice as frequently as the Agent reasonably determines to be appropriate, but so long as no Event of Default has occurred and is continuing not more frequently than one time each Fiscal Quarter: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Borrower and to the Collateral, (b) permit Agent and any of its officers, employees and agents, to inspect, examine and make extracts from any Borrower’s books and records, and (c) permit Agent and its officers, employees and agents, (including third party appraisers selected by Agent) to appraise, inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Borrower. Notwithstanding other provisions of this Agreement to the contrary, Borrowers shall pay all costs and expenses incurred or paid by Agent in conducting no more than one (1) field examination per year; provided, however, that (i) after the occurrence and during the continuance of a Default, which is not reasonably capable of being cured, or Event of Default there shall be no such limitation on Borrowers’ payment obligations, and Borrowers shall pay all costs and expenses incurred by Agent in conducting any and all field examinations made by Agent, and (ii) Borrowers shall pay all costs and expenses incurred by Agent in conducting the field examination referred to in the definition of Initial Funding Date. If a Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing, or if access is necessary to preserve or protect the Collateral as reasonably determined by Agent, each such Borrower shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with access to their servicers. Each Borrower shall make available to Agent and its counsel, as quickly as is reasonably possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Borrower, and shall maintain duplicate records or supporting documentation on traditional or electronic media, including, at such Borrower’s option, computer tapes and discs owned by such Borrower. Such duplicate records shall be kept at an owned location or a location with respect to which Agent has received a satisfactory landlord waiver. Agent will give Borrowers reasonable prior notice (written or oral) of regularly scheduled field exams. Representatives of other Lenders may accompany Agents’ representatives on regularly scheduled field exams at no charge to Borrowers. Agent and its designees shall have a reasonable right of access to all Critical Information generated by the business operations of the Borrowers, and to the key employee(s) of the Borrowers who may be responsible for maintaining, storing and safeguarding the Critical Information. Notwithstanding the foregoing, Agent and Lenders will use commercially reasonable efforts to conduct all activities described in this Section in a manner that does not interfere in any material respect with the business operations of any Borrower or any servicer.

1.12 Taxes.

(a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.12 and subject to Section 1.12(d), free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) subject to Section 1.12(d), the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.12) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Promptly upon written request, but not later than 30 days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Subject to Section 1.12(d), each Borrower that is a signatory hereto shall jointly and severally indemnify and, within 15 days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.12) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Administrative Agent two copies of a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any Person organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) that seeks to become a Lender under this Agreement including any Foreign Person who seeks to become an assignee or participant pursuant to Section 9.1 shall provide a Certificate of Exemption to Borrower Representative and Administrative Agent prior to becoming a Lender hereunder. No Foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. Each Foreign Lender shall promptly deliver further copies of any forms or certificates required to be delivered pursuant to this Section 1.12(c) if the most recently delivered form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently delivered form. Notwithstanding any other provision of this Section 1.12(c), a Foreign Lender shall not be required to deliver any form pursuant to this Section 1.12(c) that such Foreign Lender is not legally able to deliver.

(d) No Borrower shall be required to pay any additional amounts to any Lender pursuant to Section 1.12(a)(i), or to indemnify any Lender pursuant to Section 1.12(b), in respect of United States withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to Borrower Representative and Administrative Agent a Certificate of Exemption pursuant to Section 1.12(c), (ii) such Certificate of Exemption not establishing a complete exemption from

United States withholding taxes or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, (iii) the Lender designating a successor lending office which has the effect of causing the Borrowers or the Borrowers to become obligated to make a payment pursuant to Section 1.12(a)(i) or Section 1.12(b) in excess of its payment obligation immediately prior to such designation, or (iv) such Lender being treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision; provided, however, that Borrowers and the Borrowers shall be required to pay additional amounts to any Lender pursuant to Section 1.12(a)(i), or to indemnify any Lender pursuant to Section 1.12(b), in respect of United States withholding taxes if (x) any such failure to deliver a Certificate of Exemption or the failure of such Certificate of Exemption to establish a complete exemption from United States withholding taxes or inaccuracy or untruth contain therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such Certificate of Exemption or otherwise ineligible for a complete exemption from United States withholding taxes or render the information or certifications made in such Certificate of Exemption untrue or inaccurate in any material respect, (y) the re-designation of the Lender’s lending office was made at the request of a Borrower or (z) the obligation to pay any additional amounts to any such Lender pursuant to Section 1.12(a)(i), or to indemnify any such Lender pursuant to Section 1.12(d), is with respect to an assignee Lender that becomes an assignee Lender pursuant to Section 9.1 as a result of an assignment made at the request of a Borrower.

(e) If, solely as a result of an event described in subsection (x) of Section 1.12(d), (i) a Lender is unable to provide to Borrower Representative a Certificate of Exemption or such Certificate of Exemption is unable to establish a complete exemption from United States withholding taxes or (ii) the Borrowers become liable to make to pay additional amounts to a Lender pursuant to Section 1.12(a)(i), or to indemnify a Lender pursuant to Section 1.12(b), Borrowers may exercise the remedies available to it under Section 1.13(d).

(f) If Agent or any Lender receives a refund in respect of any Taxes as to which it has been paid additional amounts by a Borrower pursuant to Section 1.12(a) or indemnified by a Borrower or Borrower pursuant to Section 1.12(b), Agent or such Lender shall promptly notify Borrower Representative of such refund and shall, within 30 days, remit to Borrower Representative an amount as Agent or such Lender reasonably determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Taxes had not be imposed and the corresponding additional amounts or indemnification payment not been made; provided, that Borrower Representative, upon the request of such Lender or Agent, agrees to return such refund and any amounts which after such return, will leave such Lender in no better or worse position than it would have been had Borrower not be required to return such refund to such Lender or Agent in the event such Lender or Agent is required to repay such refund.

1.13 Capital Adequacy; Increased Costs; Illegality.

(a) If any Lender shall have reasonably determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law, including (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III)), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A reasonably detailed certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) (including, in each case, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lenders additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to in Section 1.13(a) above or in this Section 1.13(b), which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to Section 1.13(a) and (b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Revolving Loan or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within 5 Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Base Rate Loans.

(d) Within 15 days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.12(a), 1.13(a) or 1.13(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing, Borrower Representative may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within 90 days following notice of their intention to do so, the Affected Lender must sell and assign its Revolving Loan and Commitments to such Replacement Lender for an amount equal to the principal balance of the Revolving Loan held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender or pay all outstanding Obligations and terminate the Commitments within 90 days thereafter, Borrowers’ rights under this Section 1.13(d) shall terminate as to such costs or additional amounts demanded by such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.12(a), 1.13(a) and 1.13(b).

1.14 Single Loan. The Revolving Loan to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

1.15 Security Interest.

(a) Security Interest. Borrowers, as more fully set forth in the Collateral Documents, have granted to Agent for the benefit of itself and the Lenders a first priority lien on the Collateral to secure the Obligations, subject to Permitted Encumbrances. Borrowers acknowledge and agree that the security interest granted to Agent for the benefit of itself and the Lenders pursuant to the Collateral Documents is and continues to be a first lien upon and security interest in the Collateral, subject to Permitted Encumbrances.

(b) Proceeds of Collateral. Upon the exercise of any rights and remedies by Agent under the Loan Documents (including, the exercise of rights and remedies with respect to the Collateral) after, and during the continuance of, an Event of Default, all proceeds of the Collateral shall be applied in the order and manner described in Section 1.8. Agent shall provide Borrowers with a reasonably detailed list of any expenses and costs for which Agent seeks reimbursement and payment from Borrowers at the time Agent requests payment.

(c) Benefit. The provisions of this Section 1.15 and the rights and benefits hereof shall inure solely to the benefit of Agent, the Lenders and their respective successors and permitted assigns and no other Person (including the Borrowers) shall have or be entitled to assert rights or benefits under this Section 1.15.

2. CONDITIONS PRECEDENT

2.1 Conditions to the Initial Revolving Loan. No Lender shall be obligated to make any Revolving Loan on the Initial Funding Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Lenders.

(a) Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Borrower, Agent and Lenders shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Approvals. Agent shall have received (i) satisfactory evidence that the Borrowers have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s or manager’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c) Payment of Fees. Borrowers shall have reimbursed Agent for all attorneys’ fees and reasonable costs and expenses of closing presented as of the Closing Date.

(d) Approval of the Disclosure Document. Borrowers and each of the other Borrowers shall have prepared, executed and delivered to Agent the Disclosure Document and Agent shall have approved the disclosures contained therein.

(e) Capital Structure; Other Indebtedness. The capital structure of each Borrower and the terms and conditions of all Indebtedness of each Borrower shall be acceptable to Agent in its sole discretion.

(f) Due Diligence. Administrative Agent shall have completed its business and legal due diligence and background checks on individuals as it deems appropriate, with results of all reasonably satisfactory to Agent.

(g) Insurance Certificates. The Borrowers shall have delivered to Agent such certificates of insurance as Agent shall reasonably require in form and content acceptable to Agent evidencing the insurance coverages required by the terms of this Agreement to be maintained by the Borrowers, including, without limitation, “All Risk” and business interruption insurance and general liability and other liability policies.

2.2 Further Conditions to Each Loan. No Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan, if, as of the date thereof:

(a) any representation or warranty by any Borrower contained herein or in any other Loan Document is (subject to any materiality or other qualifiers contained in such representation or warranty) untrue or incorrect in any material respects as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement (including to the extent a supplement to a disclosure contained in the Disclosure Document is to be supplied to Agent when and as required under the Loan Documents and Requisite Lenders under Section 5.6), and Administrative Agent or Requisite Lenders have determined not to make such Advance or convert or continue any Loan as LIBOR Loan as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any event or circumstance having a Material Adverse Effect has occurred and is continuing since the date hereof as reasonably determined by the Requisite Lenders, and Requisite Lenders have determined not to make such Advance or convert or continue any Loan as a LIBOR Loan as a result of the fact that such event or circumstance has occurred;

(c) any Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing or would result after giving effect to any Advance and Agent or Requisite Lenders shall have determined not to make any Advance or convert or continue any Loan as a LIBOR Loan as a result of that Default, which is not reasonably capable of being cured, or Event of Default; or

(d) after giving effect to any Advance, the outstanding principal amount of the aggregate Revolving Loan would exceed Borrowing Availability.

The request and acceptance by any Borrower of the proceeds of any Advance or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3. REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Revolving Loan, the Borrowers executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Borrowers, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Borrower (a) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in the Disclosure Document; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate or limited liability company power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, where the failure to do so would not be reasonably expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or operating agreement, as applicable; and (f) to the best of each Borrower’s actual knowledge, is in compliance with and has all licenses required under all laws, including, without limitation, all applicable consumer credit and collection laws, except where the failure to be in compliance or have such licenses would not be reasonably expected to have a Material Adverse Effect; and (g) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.2 Executive Offices, Collateral Locations, FEIN. As of the Closing Date, the current location of each Borrower’s chief executive office and premises at which any Collateral is located are set forth in the Disclosure Document, and none of such locations has changed within the 12 months preceding the Closing Date. In addition, the Disclosure Document lists the federal employer identification number of each Borrower.

3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate or limited liability company action; (c) do not contravene any provision of such Person’s charter, bylaws or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority applicable to such Person; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents has been duly executed and delivered by each Borrower that is a party thereto and each such Loan Document constitutes a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating or affecting creditors’ rights (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealings.

3.4 Financial Statements and Projections. All Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended. The following Financial Statements have been filed with the Securities and Exchange Commission and are publicly available: The audited balance sheet(s) as at September 30, 2013 and the related statement(s) of income of Asta Funding and its Subsidiaries, for the fiscal year then ended, as prepared by its independent certified public accountants.

3.5 Material Adverse Effect. Between September 30, 2013 and the Closing Date: (a) no Borrower has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are outstanding as of the Closing Date and that, alone or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Borrower or has become binding upon any Borrower’s assets and no law or regulation applicable to any Borrower has been adopted that has had or would reasonably be expected to have a Material Adverse Effect, and (c) no Borrower is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate would reasonably be expected to have a Material Adverse Effect. Between September 30, 2013 and the Closing Date no event has occurred, that alone or together with other events, would reasonably be expected to have a Material Adverse Effect.

3.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in the Disclosure Document constitutes all of the real property owned, leased or subleased, or used by any Borrower as warehouse, storage or office space or where assets may otherwise be located, and identifies any such real property leased from an Affiliate of any Borrower. No Borrower owns any Real Estate, and all leased Real Estate of any Borrowers is described on the Disclosure Document. The Disclosure Document further describes any Real Estate with respect to which any Borrower is a lessor, sublessor or assignor as of the Closing Date. Each Borrower also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets. As of the Closing Date, none of the properties and assets of any Borrower are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. The Disclosure Document also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Borrower’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its pre-casualty condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to have any permit will not have a Material Adverse Effect.

3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Borrower are pending or, to any Borrower’s knowledge, threatened; (b) hours worked by and payment made to employees of each Borrower comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability on the books of such Borrower; (d) except as set forth in the Disclosure Document, no Borrower is a party to or bound by any material collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on the Disclosure Document have been delivered to Agent); (e) there is no organizing activity involving any Borrower pending or, to any Borrower’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Borrower’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Borrower has made a pending demand for recognition; and (g) except as set forth in the Disclosure Document, there are no material complaints or charges against any Borrower pending or, to the knowledge of any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Borrower of any individual.

3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in the Disclosure Document, as of the Closing Date, no Borrower has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of Palisades Collection is owned by Asta and the stock of Asta is publicly traded. Except as set forth in the Disclosure Document, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Borrower as of the Closing Date (except for the Obligations) is described in the Disclosure Document.

3.9 Government Regulation. No Borrower is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Borrower is subject to regulation under any federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lender to Borrowers, the application of the proceeds thereof and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10 Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Borrower owns any Margin Stock, and none of the proceeds of the Revolving Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Revolving Loan or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Borrower will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority (“Tax Returns”) to be filed by any Borrower have been filed with the appropriate Governmental Authority except Tax Returns relating to state and local taxes which do not exceed $500,000 in the aggregate; all such Tax Returns are true, correct and complete in all material respects; and all Charges have been paid prior to the date on which any material fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). There are no material Liens for Charges (other than for current Charges not yet due and payable) upon the assets of any Borrower. No material adjustment relating to such Tax Returns has been proposed formally (whether verbally or in writing) or informally (in writing) by any Governmental Authority and, to the knowledge of each Borrower, no basis exists for any such adjustment. Proper and accurate amounts have been withheld by each Borrower from its respective employees, independent contractors, creditors, members, partners and other third parties for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. The Disclosure Document sets forth as of the Closing Date those taxable years for which any Borrower’s Tax Returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or to the knowledge of any Borrower, any threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in the Disclosure Document, no Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Borrowers nor their respective predecessors are liable to any Governmental Authority for any material Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Borrower’s knowledge, as a transferee. As of the Closing Date, no Borrower has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

3.12 ERISA.

(a) The Disclosure Document lists (i) all ERISA Affiliates, (ii) all material Plans and separately identifies each such Plan as a Title IV Plan, ESOP or other Pension Plan or as a Welfare Plan, including Retiree Welfare Plans and (iii) each Multiemployer Plan. Copies of all such listed Plans (other than Multiemployer Plans), together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered or made available to Agent. Except as set forth in the Disclosure Document, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would reasonably be expected to cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with its provisions and the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Borrower nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA. Neither any Borrower nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in the Disclosure Document: (i) no Title IV Plan has any Unfunded Pension Liability, no assets of any Borrower or ERISA Affiliate are subject to any Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, and no event has occurred that would reasonably be expected to result in the imposition of such Lien; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Borrower or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Borrower or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Borrower or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Borrower or ERISA Affiliate (determined at such time) with respect to which termination or transfer a Borrower has a material unsatisfied liability; (vi) except in the case of any ESOP, Stock of all Borrowers and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Borrower, threatened in writing against any Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that would reasonably be expected to be determined adversely to any Borrower and that, if so determined, would reasonably be expected to have a Material Adverse Effect. Except as set forth on the Disclosure Document, as of the Closing Date there is no Litigation pending or, to any Borrower’s knowledge, threatened, that seeks damages in excess of $2,500,000 with respect to claims for which the applicable Borrower has no right of indemnification from the originator or seller of that Account, or that seeks damages in excess of $2,500,000 with respect to claims for which the applicable Borrower has no insurance coverage, or injunctive relief against any material activities of a Borrower, or makes allegations of criminal misconduct (other than any such allegations contained in counterclaims in any credit collection action arising in the ordinary course of business) of, any Borrower.

3.14 Brokers. No broker or finder brought about the obtaining, making or closing of the Revolving Loan, and no Borrower or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15 Intellectual Property. As of the Closing Date, each Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it. Each Trademark, Copyright and Patent registered with or that is the subject of an application with the United States Patent and Trademark Office, or its foreign equivalents, or the United States Copyright Office or its foreign equivalents, as applicable, and each License is listed, together with application or registration numbers, as applicable, in the Disclosure Document. Except as set forth in the Disclosure Document, each Borrower, jointly and severally, represents and warrants that all Patents, Trademarks and Copyrights which are necessary or material to the operations of such Borrower have been registered with the United States Patent and Trademark Office or its foreign equivalents or the United States Copyright Office or its foreign equivalents, as applicable. Each Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in the Disclosure Document, no Borrower is aware of any infringement claim by any other Person with respect to any Intellectual Property.

3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder and no written statement furnished by or on behalf of any Borrower to Agent or any Lender pursuant to the terms of this Agreement contains or will contain when delivered or furnished any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17 Environmental Matters.

(a) Except as set forth in the Disclosure Document, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not result in material Environmental Liabilities; (ii) no Borrower has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Borrowers are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in material Environmental Liabilities; (iv) the Borrowers have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in material Environmental Liabilities, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Borrower is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any material Environmental Liabilities; and no Borrower has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief against, or that alleges criminal misconduct by, any Borrower; and (vii) no notice has been received by any Borrower identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Borrowers, there are no facts, circumstances or conditions that may result in any Borrower being identified as a “potentially responsible party” under CERCLA or analogous state statutes.

(b) The Borrowers have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential material Environmental Liabilities performed at the request of any Borrower or otherwise received by any Borrower, in each case relating to any Borrower.

(c) Each Borrower hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Borrower’s affairs, and (ii) is not authorized by the Loan Documents or otherwise to influence any Borrower’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18 Insurance. The Disclosure Document lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Borrower, as well as a summary of the terms of each such policy.

3.19 [OMITTED].

3.20 Government Contracts. Except as set forth in the Disclosure Document, as of the Closing Date, no Borrower is a party to any contract or agreement with any Governmental Authority and no Borrower’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. § 3727) or any similar state or local law.

3.21 Servicing Agreements. The Disclosure Document reasonably identifies, as of the Closing Date, all Servicing Agents involved in the collection of any Payments, Accounts and Portfolios, except for any Servicing Agent whose collection of Payments, Accounts and Portfolios, in the aggregate for all Borrowers (and their Subsidiaries, other than Pal XVI), during any Fiscal Quarter, did not exceed $6,000,000, or whose collection of Payments, Accounts and Portfolios are not reasonably expected by Borrowers to exceed $6,000,000 during any Fiscal Quarter.

3.22 Solvency. Both before and after giving effect to (a) the Revolving Loan to be made or incurred on the Closing Date or such other date as the Revolving Loan requested hereunder are made or incurred, (b) the disbursement of the proceeds of the Revolving Loan pursuant to the instructions of Borrower Representative; and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower is and will be Solvent.

3.23 Restrictions on or Relating to Subsidiaries. Except as set forth in the Disclosure Document, there does not exist any encumbrance or restriction on the ability of (a) any Borrower or any Subsidiary of any Borrower to pay dividends or make any other distributions on its Stock or any other interest or participation in its profits owned by any Borrower or any Subsidiary of any Borrower, or to pay any Indebtedness owed to any Borrower or any Subsidiary of any Borrower, (b) any Borrower or any Subsidiary of any Borrower to make loans or advances to any Borrower or any Subsidiary of any Borrower or (c) any Borrower or any Subsidiary of any Borrower to transfer any of its properties or assets to any Borrower or any Subsidiary of any Borrower.

3.24 Disaster Recovery Plan. The Borrowers represent and warrant that the Disaster Recovery Plan is sufficient to protect the Borrowers in the event of a disaster. To the extent applicable, the Borrowers hereby collaterally assign to the Agent, for the benefit of the Lenders, all of the Borrowers’ right, title and interest in the Disaster Recovery Plan and all agreements related thereto.

4. FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices.

(a) Each Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered the Financial Statements, notices and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Borrower hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

4.2 Communication with Accountants. At any time on or after the Initial Funding Date, if an Event of Default has occurred and is continuing, each Borrower executing this Agreement authorizes (a) Agent, with consent of Borrower Representative, and (b) so long as an Event of Default has occurred and is continuing, Agent and each Lender, to communicate directly with its independent certified public accountants, including Grant Thornton LLP, and authorizes and, at Agent’s request, shall request those accountants to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Borrower (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Borrower.

4.3 Annual Audited Statements. A qualification on the audited Financial Statements of Asta Funding and its Subsidiaries solely as a result of the Commitment Termination Date scheduled to occur in less than one year shall not be deemed to violate the reporting requirements set forth in paragraph (b) of Annex E to the Credit Agreement.

5. AFFIRMATIVE COVENANTS

Each Borrower executing this Agreement jointly and severally agrees as to all Borrowers that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Borrower shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all material assets and properties useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and except as permitted by Section 6.4, transact business only in such corporate and trade names as are set forth in the Disclosure Document.

5.2 Payment of Charges.

(a) Subject to Section 5.2(b), each Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it (other than Charges that it does not have knowledge of or which do not exceed $500,000 in the aggregate), including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

(b) Each Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Borrower shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 5.2(b) are no longer met.

5.3 Books and Records. Each Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements described in or attached to the Disclosure Document.

5.4 Insurance; Damage to or Destruction of Collateral.

(a) The Borrowers shall, at their sole cost and expense, maintain the policies of insurance described on the Disclosure Document as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent, it being acknowledged that the Borrowers’ insurers as of the date hereof are reasonably acceptable to Agent. Copies of all such policies of insurance shall be delivered to Agent within 30 days of the Closing Date. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter that such insurance is not in effect obtain and maintain such policies of insurance and pay such premiums. Agent shall have no obligation to obtain insurance for any Borrower or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default, which is not reasonably capable of being cured, or Event of Default arising from any Borrower’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) Each Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing, as such Borrower’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance or reimbursable under condemnation provisions. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, if no Event of Default has occurred and is continuing, Agent shall promptly release such proceeds to Borrowers. If an Event of Default has occurred and is continuing, Agent may, at its option, either (i) apply such insurance or condemnation proceeds to the reduction of the Obligations in accordance with Section 1.8 or (ii) permit the Borrowers to replace, restore, repair or rebuild the property on terms acceptable to Agent in its sole discretion; provided, that in the case of insurance or condemnation proceeds pertaining to any Borrower that is not a Borrower, (i) such insurance or condemnation proceeds shall be applied ratably to all of the Revolving Loan owing by each Borrower, or (ii) permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.

5.5 Compliance with Laws. Each Borrower shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to consumer credit, collection laws, licensing requirements, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Borrowers shall cause any Servicing Agent and other Person (including any collection agent, agency or attorney) involved in the collection of Accounts and other Collateral to comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to consumer credit, collection laws, licensing requirements, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default, which is not reasonably capable of being cured, or an Event of Default), the Borrowers shall supplement each disclosure contained in the Disclosure Document, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Document or as an exception to such representation or that is necessary to correct any information in the Disclosure Document or representation which has been rendered inaccurate thereby (and, in the case of any supplements to the Disclosure Document, such Disclosure Document shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to the Disclosure Document or representation shall amend, supplement or otherwise modify the term “Disclosure Document” as used herein or any representation with respect thereto, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, which consent will not be unreasonably withheld or delayed, (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date (including, without limitation and for the avoidance of doubt, those contained in Sections 3.8 (Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness) and 3.19 (Deposit and Disbursement Accounts)) and (c) the requirement to supplement the Disclosure Document hereto shall be subject to any materiality and other qualifiers set forth in any representation and warranty.

5.7 Intellectual Property. Each Borrower will continue to own or have rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and shall conduct its business and affairs without knowingly infringing or interfering with any Intellectual Property of any other Person in any material respect.

5.8 Environmental Matters. Each Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that would reasonably be expected to result in any material Environmental Liabilities; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to result in material Environmental Liabilities, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Borrower or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, then each Borrower shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Agent for the costs of such audit and tests and the same will constitute a part of the Obligations secured hereunder.

5.9 Landlord’s Agreement. Each Borrower shall use commercially reasonable efforts to obtain, on or before the Initial Funding Date, a landlord’s agreement from the lessor of 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, which agreement or letter shall contain a waiver or subordination of all Liens or claims that such landlord may assert against the Collateral at that location, and shall expressly permit Agent or its designees to enter upon the premises for purposes of inspecting, monitoring, examining and removing any such Collateral, and shall otherwise be reasonably satisfactory in form and substance to Agent.

5.10 ERISA. With respect to each Plan, each Borrower shall comply in all material respects with the applicable provisions of ERISA and the IRC, except to the extent such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrowers shall furnish to the Agent written notice within 30 Business Days after any Borrower knows or has reason to know of: (a) a plan amendment that materially increases the benefits of any existing Plan, the establishment of any new Plan providing material additional benefits, or the commencement of material contributions to any Multiemployer Plan; or (b) an ERISA Event or any event, whether an ERISA Event or not, that would reasonably be expected to result in the imposition of a Lien against a Borrower or an ERISA Affiliate under Code Section 412 or ERISA Section 302 or 4068, together with a statement of an officer setting forth the details of such Event and action which the Borrowers propose to take with respect thereto. Upon Agent’s written request, each Borrower shall furnish to the Agent, within 30 Business Days after the filing thereof with the Department of Labor, IRS or PBGC, copies of each annual report (From 5500 series) filed for each Plan and the most recent actuarial report for each Title IV Plan.

5.11 Servicing Agreements.

(a) At any time on or after the Initial Funding Date, upon the occurrence of a Default, which is not reasonably capable of being cured, or an Event of Default, without limiting any provision, agreement, appointment or power of attorney granted in any of the Collateral Documents, the Borrowers irrevocably constitute and appoint Agent with full power of substitution, as Borrowers’ true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrowers’ and in the name of Borrowers’ or in its own name, from time to time in Agent’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to notify and instruct all Servicing Agents and other Persons (including any collection agent, agency or attorney) involved in the collections of Accounts and other Collateral and/or the receipt of any Payments or Collections to deposit, transfer, and disburse all Payments, Collections and other sums and amounts directly into an account established and maintained by Agent promptly after receipt thereof by Servicing Agent or other Person, but in no event later than the date that is fifteen (15) calendar days after receipt thereof. Agent agrees to exercise such power-of-attorney only upon the occurrence and during the continuance of a Default which is not reasonably capable of being cured, or an Event of Default. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.

(b) At any time on or after the Initial Funding Date, at Agent’s request, upon the occurrence of an Event of Default, the applicable Borrower shall give irrevocable written instructions to such Servicing Agent to make all payments owing to the Borrower under the servicing agreement directly to Agent upon receipt of written demand to do so, and shall assign to Agent, as collateral, all of such Borrower’s right, title and interest in and to such servicing agreements.

(c) At any time on or after the Initial Funding Date, the Borrowers shall, on a Fiscal Quarter basis, notify Agent in writing of any changes to the information contained on the Disclosure Document that identifies the Servicing Agents involved in the collection of any Payments, Accounts and Portfolios.

5.12 Further Assurances. Each Borrower executing this Agreement agrees that it shall and shall cause each other Borrower to, at such Borrower’s expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

5.13 Certain Acquisitions by Non-Borrower Affiliates. In the event that proceeds of any Advance shall be used to acquire any Portfolio or to finance, acquire or invest in any Finance Company and at any time such Portfolio or such other assets which are the subject thereof shall be owned by any Non-Borrower Affiliate, then, within 10 days of such Person acquiring ownership thereof (or such later date as permitted by Agent in its sole discretion), Borrowers shall (a) cause such Non-Borrower Affiliate to provide to Agent a guaranty of the Obligations and a security agreement, each in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Encumbrances) in and to the assets (other than Excluded Assets) of such Non-Borrower Affiliate), and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to in the foregoing clause (a). Any document, agreement, or instrument executed or issued pursuant to this Section 5.13 shall constitute a Loan Document.

6. NEGATIVE COVENANTS

Each Borrower executing this Agreement agrees that from and after the date hereof until the Termination Date:

6.1 [OMITTED].

6.2 Liens. No Borrower shall create, incur, assume or permit to exist any Lien on or with respect to the Collateral except for Permitted Encumbrances.

6.3 Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.4 Change of Corporate Name or Location; Change of Fiscal Year. No Borrower shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 14 days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States. No Borrower shall change its Fiscal Year without Agent’s prior written consent, which consent will not be unreasonably withheld.

7. TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Revolving Loan and all other Obligations shall be automatically due and payable in full on such date

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrowers or the rights of Agent and Lenders relating to any unpaid portion of the Revolving Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrowers, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.12 and 1.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Revolving Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 10 days following Agent’s written demand for such reimbursement or payment of expenses.

(b) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 1.3, Section 1.5, Section 5.4(a) (first sentence) or Section 6 or any of the provisions set forth in Annex G, and the same shall remain unremedied for 10 days or more after written notice of such failure or neglect; provided that, from and after the Initial Funding Date, no such notice shall be required.

(c) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any of the provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for 15 days or more after written notice of such failure or neglect.

(d) Any Borrower fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other subsection of this Section 8.1) and the same shall remain unremedied for 30 days or more after written notice of such failure or neglect; provided, however, that with respect to the provisions of Section 5.2(a), unless such failure or neglect to perform would reasonably be expected to result in a Material Adverse Effect, the Borrowers shall in any event have 10 Business Days, commencing on the date a Senior Executive or other Person with managerial responsibility has knowledge of such failure or neglect, within which to cure or remedy such failure or neglect.

(e) A default or breach occurs under any other agreement, document or instrument to which any Borrower is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Borrower in excess of $2,500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $2,500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, only if such default is not waived within 15 days, or such right is exercised, by such holder or trustee.

(f) Any representation or warranty herein or in any Loan Document is untrue or incorrect in any material respect or any representation or warranty in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Borrower is untrue or incorrect in any material respect as of the date when made or deemed made.

(g) Assets of any Borrower, the aggregate fair market value of which is $500,000 or more for all Borrowers, are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Borrower and such condition continues for 30 days or more (unless in the case of any attachment with respect to which the applicable creditor does not have and no person for the benefit of such creditor has or obtains physical possession of any assets of any Borrower, and such claim is being contested in good faith by such Borrower or is fully bonded).

(h) A case or proceeding is commenced against any Borrower seeking a decree or order in respect of such Borrower (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or for any substantial part of any such Borrower’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Borrower, and such case or proceeding shall remain undismissed or unstayed for 30 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

(i) Any Borrower (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or for any substantial part of any such Borrower’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j) A final judgment or judgments for the payment of an amount in excess of $2,500,000 in the aggregate at any time is or are outstanding against one or more of the Borrowers and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay; provided, however, that in the event such judgment relates to Accounts for which such Borrower has a right of indemnification from the originator or seller of that Account, then a final judgment or judgments for the payment of an amount in excess of $5,000,000 in the aggregate at any time is or are outstanding against one or more of the Borrowers and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, provided, that such judgment relates to Accounts for which such Borrower is fully indemnified by the originator or seller of that Account.

(k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien on any material assets created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) Any Change of Control occurs.

(m) Any default or breach by any Borrower or any other grantor or pledgor in the observance or performance of any covenant or agreement contained or incorporated by reference in any Collateral Document and such default shall continue beyond the grace period, if any, provided in such Collateral Document.

(n) A default or breach by any Borrower under (i) that certain Settlement Agreement and Omnibus Amendment (“BMO Settlement Agreement”), dated August 7, 2013, among Asta Funding, Pal XVI, Palisades Collection, Palisades Acquisition XV, LLC, a Delaware limited liability company, BMO Capital Markets Corp., a Delaware corporation, Fairway Finance Company, LLC, a Delaware limited liability company, and Bank of Montreal, a chartered bank incorporated under the laws of Canada, or (ii) any agreement, document or instrument related thereto if, in the case of either (i) or (ii), within 15 days of a Borrower’s receipt of written notice of that default or breach, either BMO has not waived that default or breach or BMO has not received payment of the “Remaining Amount” (as defined in the BMO Settlement Agreement) and the interest accrued and owing thereon.

8.2 Remedies.

(a) If any Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Advances, whereupon any additional Advances shall be made or incurred in the sole discretion of the Requisite Lenders so long as such Default, which is not reasonably capable of being cured, or Event of Default is continuing. If any Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loan to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may, and at the written request of the Requisite Lenders, shall without notice: (i) terminate the Revolving Loan facility with respect to further Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Revolving Loan to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Borrower; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Borrowers. Except as otherwise provided for in this Agreement or by applicable law, each Borrower waives (including for purposes of Section 12), to the extent permitted by law: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevin, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of their remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Revolving Loan and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) attached hereto and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Revolving Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000, except that the limitations contained in this Section 9.1(a)(iii) shall not apply to any assigning Lender having Commitments of less than $10,000,000, so long as such assigning Lender, in connection with such assignment, shall have assigned all, and not less than all, of such assigning Lender’s Commitments; (iv) with respect to any assignment of the

Revolving Loan Commitment or the Revolving Loan, be for a ratable portion of the assigning Lender’s interest in the Revolving Loan Commitment and the Revolving Loan; (v) include a payment to Agent of an assignment fee of $3,500 by either assignee Lender or assignor Lender; (vi) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee, and (vii) unless such an assignment is to an Affiliate of such Lender, Lender shall give notice to the other Lenders of any intent to assign. Such Lenders shall be permitted to purchase such assignment on terms agreed to by assignor Lender and assignee Lender. If more than one Lender wishes to purchase the Revolving Loan or Commitments from the assigning Lender, such assignments to Lenders will be allocated on a pro-rata basis. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make the Revolving Loan hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document. The Agent shall maintain at its address referred to in Section 11.10 a copy of each Assignment Agreement delivered to and accepted by it and a register of the recordation of the names and addresses of the Lenders and the Commitments, and principal amounts thereunder owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.10, 1.12, and 9.8 and 1.13, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence no Borrower or Borrower shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) [OMITTED].

(d) Each Borrower executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Borrower executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Borrowers and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials.

(e) Any Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Revolving Loan or Commitment to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.13(a), increased costs under Section 1.13(b), an inability to fund LIBOR Loans under Section 1.13(c), or withholding taxes in accordance with Section 1.12(a).

9.2 Appointment of Agents.

(a) Each Lender hereby appoints BHI to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. In furtherance of the foregoing, each Lender hereby appoints the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

(b) The provisions of this Section 9.2 are solely for the benefit of the Agents and Lenders and no Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Person. The Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Borrower or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by BHI or any of its Affiliates in any capacity. Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

(c) If an Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. The Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (i) if such action would, in the opinion of the Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (ii) if such action would, in the opinion of the Agent, expose it to Environmental Liabilities or (iii) if the Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.3 Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Borrower or to inspect the Collateral (including the books and records) of any Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4 Agent and Affiliates. With respect to its Commitments hereunder, the Agents shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include BHI in its individual capacity. BHI and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Borrower, any of their Affiliates and any Person who may do business with or own securities of any Borrower or any such Affiliate, all as if BHI were not Agent and without any duty to account therefor to Lenders. BHI and its Affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between BHI as a Lender holding disproportionate interests in the Revolving Loan and BHI as Agent. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-administrative agent” or “arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “syndication agent”, “documentation agent”, “co-administrative agent” or “arranger”, if any, shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable to Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that the Agent is not reimbursed for such expenses by Borrowers.

9.6 Successor Agent; Removal. Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and the Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, commercial finance company or financial institution or a subsidiary of a commercial bank, commercial finance company or financial institution if such commercial bank, commercial finance company or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent hereunder shall be subject to the approval of Borrower Representative, which approval shall not be unreasonably withheld or delayed; provided that such approval shall not be required if a Default, which is not reasonably capable of being cured, or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.7 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(f), each Lender is hereby authorized at any time or from time to time, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower (regardless of whether such balances are then due to such Borrower ) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower against and on account of any of the Obligations that are not paid when due. Subject to the application of any amounts received as a result of this Section 9.7 in accordance with Section 1.15(b), any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.10, 1.12 or 1.13). Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Revolving Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored together with interest at such rate, if any, as such Lender is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

9.8 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Borrowing and in any event prior to 2:00 p.m. (New York time) on the date such notice is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of a Base Rate Loan, and not later than 1:00 p.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Borrowing. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind. In the event Agent makes any Advance (in accordance with Section 2.2 hereof) available to Borrowers after 1:00 p.m. (New York time) on the requested funding date, on behalf of any Lender who is unable to make the amount of such Lender’s Pro Rata Share of such Advance available to Agent in a timely manner in accordance with this Agreement, then the Lender or Lenders on whose behalf Agent makes such Advance shall repay the amount of such Advance to Agent (prior to any other repayment or reimbursement obligations arising under this Agreement) in full no later than the next Business Day on the terms set forth in this Agreement, regardless of the occurrence of any subsequent Default or Event of Default, and in such event Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(ii) On the 2nd Business Day of each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Revolving Loan held by it (promptly upon receipt by Agent of such Borrowers’ payments), except that with respect to a LIBOR Loan, such principal and interest shall be paid on the last day of the relevant LIBOR Period. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.8(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with

Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of the Revolving Loan held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Dissemination of Information. Agent shall provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders (except as otherwise provided below), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders, as applicable, in accordance with the terms hereof; provided, however, that each Lender may, upon 15 Business Days’ prior written demand on Agent and Agent’s failure or refusal to commence to take commercially reasonable enforcement actions within such 15-day period, commence an action against any Borrower and obtain a judgment against any such Person, but in no event shall any Lender take any action to execute on such judgment or to enforce such judgment in any manner, whether against any Borrower or any Collateral, without the prior written consent of Agent.

(g) Notice of Field Exams. Agent will give Lenders at least 2 days’ prior written notice of regularly scheduled field exams of Borrowers’ books, records and Accounts.

10. SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, Agent, Lenders and the respective successors and assigns (including, in the case of any Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11. MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11. 2. Any letter of interest, commitment letter or fee letter or confidentiality agreement, if any, between any Borrower and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in subsection (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall only require the written consent of Requisite Lenders, Agent and Borrowers.

(b) No modification, amendment or waiver of any provision of this Agreement, the other Loan Documents or any other documents executed in connection herewith or therewith and no consent by the Lenders or the Agent to any departure therefrom by Borrowers shall be effective unless such modification, amendment, waiver or consent shall be in writing and signed by the Agent and all Requisite Lenders, and, in the case of a modification or amendment other than those described in subsection (z) of this Section 11.2(b), by a duly authorized officer of the Borrower Representative, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; provided, however, that (x) no provision hereof which expressly requires the consent, approval or waiver by all Lenders may be amended, modified or waived except by all Lenders; (y) none of the following may be amended, modified or waived except with the written consent of all Lenders and the Agent: (i) the definition of “Collateral,” (ii) the definition of “Revolving Loan Commitment” as set forth herein, provided, however, that the foregoing shall not limit the discretion of the Agent to the extent set forth in this Agreement, (iii) the definitions of “Commitment Termination Date”, “Requisite Lenders”, (iv) the provisions of this Section 11.2(b), and (v) any provision governing or providing for (A) the rate of interest payable on the Advances, (B) mandatory prepayments of principal thereof, (C) fees or other amounts payable to any of the Lenders or (D) the due date for payment of any principal, interest or fees hereunder; and (z) none of the following shall require the consent, authorization or approval of Borrowers: amendment or modification of any agreement to which Borrowers are not a party. None of the provisions governing or providing for fees or other amounts payable to the Agent may be amended, modified or waived except with the written consent of the Agent. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances. No failure or delay by the Agent to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”),

(ii) requiring the consent of Requisite Lenders, but the consent of Requisite Lenders is not obtained,

then, so long as BHI is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of the Revolving Loan held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations including without limitation documents reasonably requested by any Borrower to terminate or release its rights under any blocked account agreement, control account or agreements with, or direction letters to, Servicing Agents.

11.3 Fees and Expenses. Borrowers shall reimburse the Agent (and, with respect to subsections (c) and (d) and (e) below, all Lenders for all reasonable out-of-pocket fees, costs and expenses, including the reasonable fees, costs and expenses of counsel, consultants, field examiners or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:

(a) the forwarding to Borrowers or any other Person on behalf of Borrowers by Agent of the proceeds of any Loan (including a wire transfer fee, per wire transfer, at Agent’s then prevailing wire transfer fee rate);

(b) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Revolving Loan made pursuant hereto or its rights hereunder or thereunder;

(c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent or the Lenders by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this subsection (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction);

(d) during the pendency of one or more Events of Default, any attempt to enforce any remedies of Agent or Lenders against any or all of the Borrowers or any other Person that may be obligated to Agent or any Lenders by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

(e) any workout or restructuring of the Revolving Loan during the pendency of one or more Events of Default; and

(f) subject to the provisions and terms contained in Section 1.11 hereof relative to the payment of costs incurred in conducting field examinations, efforts to (i) monitor the Revolving Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Borrowers or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of subsections (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent or such Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.1, none of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the Requisite Lender, and directed to Borrowers specifying such suspension or waiver.

11.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Borrowers for a period of 2 years following receipt thereof, except that Agent or any Lender may disclose such information on a confidential “need to know” basis (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by it as described in subsection (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; (f) that ceases to be confidential through no fault of Agent or any Lender; or (g) to Persons that are approved in writing by Borrower Representative.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by the Agreement and the other loan documents (the “Transaction”), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction. The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWERS, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A

JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR 5 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and 5 days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT

OR OTHERWISE, AMONG AGENT, LENDERS AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases and Related Matters. Each Borrower executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (i) using the name of BHI or its affiliates or, (ii) other than standard disclosures associated with its financial reporting or other similar, ordinary course of business disclosures, referring to this Agreement, the other Loan Documents without at least 2 Business Days’ prior notice to BHI and without obtaining BHI’s prior written consent unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with BHI before issuing such press release or other public disclosure. Each Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.8 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18 Agent for Service. Each Borrower hereby appoints, and Borrower Representative hereby accepts the appointment of, Borrower Representative, located at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 as the agent for service of process for such Borrower solely in connection with the Loan Documents. Such appointment shall not be terminated by Borrower Representative or any Borrower without the prior written consent of Agent.

12. CROSS-GUARANTY; SUBORDINATION

12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Borrower; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

12.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.9, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations owing to it. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim void or voidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

12.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than the Revolving Loan made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim void or voidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Revolving Loan made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrower against the other Borrower under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

12.8 Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12.9 Subordination.

(a) Each Borrower executing this Agreement covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Borrower), fees, charges, expenses, attorneys’ fees and any other sum, obligation or liability owing by any other Borrower to such Borrower, including any intercompany trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 12.9, to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of the Agent and Lenders, and Agent may enforce such provisions directly, provided, that regularly scheduled payments under Intercompany Obligations may be made so long as no Default, which is not reasonably capable of being cured, or Event of Default has occurred and is continuing.

(b) Each Borrower executing this Agreement hereby (i) authorizes Agent to demand specific performance of the terms of this Section 12.9, whether or not any other Borrower shall have complied with any of the provisions hereof applicable to it, at any time when such Borrower shall have failed to comply with any provisions of this Section 12.9 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Borrower in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) Agent and Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations before any Borrower is entitled to receive any payment on account of the Intercompany Obligations.

(ii) Any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, to which any other Borrower would be entitled except for the provisions of this Section 12.9(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Agent, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Agent and Lenders.

(iii) In the event that notwithstanding the foregoing provisions of this Section 12.9(c), any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, shall be received by any other Borrower on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Agent for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Agent and Lenders.

(d) No right of Agent and Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Borrower with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS: ASTA FUNDING, INC.

By:	/s/ Gary Stern
Name:	Gary Stern
Title:	President

PALISADES COLLECTION, L.L.C.

By:	/s/ Gary Stern
Name:	Gary Stern
Title:	Manager

[Signatures continued on next page]

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[Signatures continued from previous page]

AGENT AND LENDER: BANK HAPOALIM B.M.

By:	/s/ Scott Morello
Name:	Scott Morello
Title:	Its Duly Authorized Signatory

By:	/s/ Shannon Saltos
Name:	Shannon Saltos
Title:	Its Duly Authorized Signatory

2

ANNEX A (RECITALS)

TO

LOAN AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits or Annexes in the following definitions shall refer to Sections, Exhibits or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account, Chattel Paper, Instruments or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including (a) all accounts receivable, other receivables, book debts, consumer accounts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Borrower’s rights in, to and under all services, (c) all rights to payment due to any Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), (d) all health care insurance receivables and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing. The term Accounts shall also include forms of obligations evidenced by Chattel Paper or Instruments and Accounts relating to Auto Loans and Consumer Loans.

“Advance” or “Advances” has the meaning ascribed to it in Section 1.1(a).

“Affected Lender” has the meaning ascribed to it in Section 1.13(d).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers (except with respect to the joint venturer, EMCC, Inc., and any other joint venture approved by Agent, which approval shall not be unreasonably withheld) and partners (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower, and (e) an entity that is wholly owned by Asta Funding and is engaged in the business of acquiring and/or managing Portfolios and executes and delivers to Agent an Affiliate Guaranty and an Affiliate Security Agreement and an Affiliate Confirmation. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means BHI in its capacity as Agent for Lenders or its successors appointed pursuant to Section 9.6.

“Agreement” means this Loan Agreement by and among Borrowers, BHI, as Administrative Agent and Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Allocable Amount” has the meaning ascribed to it in Section 12.7(a).

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Asta Funding” means Asta Funding, Inc.

“Auto Contract” means any agreement or contract or other evidence of debt executed by an Account Debtor in connection with an Auto Loan and any amendments thereto.

“Auto Loan” means all automobile loans or leases presently and hereafter owned by Borrowers, set forth in a written report or in computer discs, from time to time, delivered to Agent, which computer discs shall be in the current format or any other format acceptable to Agent, together with each Auto Contract, chattel paper, instrument, document, general intangible, guarantee and all collateral security held with respect to such loans.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Base Rate” means the interest rate reported as the “Prime Rate”, as published in the Money Rates section of The Wall Street Journal on each Business Day. Each change in any interest rate provided for in the Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan or portion thereof bearing interest by reference to the Base Rate.

“BHI” means Bank Hapoalim B.M., an Israeli banking corporation authorized to transact business in the United States.

“Books and Records” means all records, in any format whatsoever and the computer software, programs and access codes, relating to each Consumer Loan and the Collateral.

“Borrower Representative” means Palisades Collection in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(b).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination as to all Borrowers, an amount equal to (i) the Maximum Revolving Loan Amount less (ii) any outstanding Loans made pursuant to the terms of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalent Investments” means investments deposited with Agent which can easily, readily and quickly be converted into cash, including Treasury bills (T-bills), money market funds, short-term certificates of deposit, U.S. Government Securities, and savings accounts.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.12(c).

“Change of Control” means any event, transaction or occurrence as a result of which (a) Asta Funding ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Palisades Collection, (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Asta Funding (together with any new directors whose election by the board of directors of Asta Funding or whose nomination for election by the Stockholders of Asta Funding was approved by a vote of the majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (d) Gary Stern shall no longer be acting as the president, chief executive officer or manager of the Borrowers having substantially the same duties and responsibilities as on the Closing Date, unless the Borrowers shall have within a reasonable period of time not to exceed 180 days obtained a successor of at least comparable background, experience and ability who is reasonably acceptable to the Requisite Lender, or (e) any two of the Senior Executives shall no longer be members of the Borrowers’ senior management having substantially the same duties and responsibilities as on the Closing Date, unless the Borrowers shall have within a reasonable period of time not to exceed 180 days obtained successors of at least comparable background, experience and ability who are reasonably acceptable to the Requisite Lenders. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of any Borrower’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Borrower.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Closing Date” means May 2, 2014.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Articles or Divisions 1 and 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, for the benefit of the Agent and Lenders, to secure the Obligations.

“Collateral Documents” means the Security Agreement and all similar agreements entered into by any Person granting a Lien upon property as security for payment of the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 01079573-01 in the name of Agent in New York, New York, ABA No. 026008866, or such other account as may be specified in writing by Agent as the “Collection Account”.

“Collection History By Portfolio” means a report in detail satisfactory to Agent as to all Collections received during each month (and for prior months) and the Portfolio which it applies.

“Collections” mean all Payments actually received and collected by or on behalf of the Borrowers, any Borrower or any Servicing Agent with respect to any Consumer Loan, which is included in the Collateral and is remitted to the Agent as provided in this Agreement.

“Commitment Termination Date” means the earliest of (a) May 2, 2017, (b) the date of termination of Lenders’ obligations to make Advances or permit the existing Revolving Loan to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Revolving Loan, and the permanent reduction of all Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Consumer Loans” means all Credit Card Receivables, Auto Loans, Telecom Receivables and any other type of consumer loan acceptable to Agent now or hereafter owned or held by the Borrowers.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Copyright License” means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all copyrights (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Card Receivables” means each of the performing and non-performing credit card receivables and/or loans presently and hereafter owned by Borrowers, as fully set forth in a computer disc delivered to Agent, which shall be in a format reasonably acceptable to the Agent, whether such is deemed to consist of accounts or general intangibles under the Code, together with any chattel paper, instrument, document, general intangible, guarantee and other collateral security held by Borrowers with respect to such receivables and/or loans, together with the proceeds thereof.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.4(d).

“Disaster Recovery Plan” means a disaster recovery plan in form and substance reasonably satisfactory to Agent, and modifications thereto as may be implemented by Borrowers in the ordinary course of business which, if material, shall be provided to Agent in writing promptly upon implementation.

“Disclosure Document” means the document dated as of the date hereof by Borrowers with respect to certain disclosures made to Agent and Lenders in the Agreement, as may be modified from time to time as provided in the Agreement. All disclosures, representations and warranties contained in the Disclosure Document shall be acceptable to Agent.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, net income minus extraordinary gains plus interest, depreciation, amortization, income taxes, accrued stock option compensation expense and extraordinary losses.

“Effective Date” means the date on which the Agreement shall become effective, which shall be the date on which (i) Borrowers , along with Agent and the Lenders shall have executed and delivered the Agreement and the other Loan Documents, and (ii) all of the conditions precedent to the effectiveness of the Agreement, including, without limitation, the conditions precedent set forth in Section 2, and the conditions set forth in Annex D, shall have been satisfied and performed in a manner reasonably acceptable to Agent and Lenders.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, and regulations in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located and, in any event, including all such Borrower’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the revocation or threatened revocation of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA; but in each such case, only if and to the extent it would be reasonably be expected to result (directly or indirectly, individually or in the aggregate) in a Material Adverse Effect.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excluded Assets” has the meaning ascribed to it in the Security Agreement.

“Existing Debt” has the meaning ascribed to it in the recitals to the Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent pursuant to the Agreement or any of the other Loan Documents.

“Finance Company” means any financial services company that acquires, originates, finances or collects consumer receivables and rentals, payment streams, disability, tort and other claims and ancillary businesses reasonably related thereto.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated (together with consolidating worksheets) income statements, statements of cash flows and balance sheets of Asta Funding delivered in accordance with Section 3.4 and Section 4.1.

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrowers ending on September 30 of each year, subject to any change in the Fiscal Year permitted under the Agreement.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Borrower.

“Foreign Lender” has the meaning ascribed to it in Section 1.12(c).

“Foreign Person” has the meaning ascribed to it in Section 1.12(c).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including all right, title and interest that such Borrower may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, including, without limitation, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum stated or determinable amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantor Payment” has the meaning ascribed to it in Section 12.7(a).

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.10.

“Indemnified Person” has the meaning ascribed to in Section 1.10.

“Initial Funding Date” means the date on which the first Advance is made hereunder; provided that such date shall not occur unless and until Agent shall have received, not less than 30 days prior to Agent’s receipt of a Notice of Borrowing for such Advance, results of a field examination satisfactory to Agent in its sole discretion.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Obligations” has the meaning ascribed to it in Section 12.9(a).

“Interest Payment Date” means (a) as to any Base Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Revolving Loan have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of any Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Borrower; (iv) all commodity contracts of any Borrower; and (v) all commodity accounts held by any Borrower.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Lenders” means BHI, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.4(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) no LIBOR Period may extend beyond the Commitment Termination Date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) Borrower Representative shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Administrative Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available on Reuters Screen LIBOR01 Page, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative with notice to the Lenders.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Borrower.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan” means any Revolving Loan.

“Loan Account” has the meaning ascribed to it in Section 1.9.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lender (including, without limitation, the Disclosure Document and all exhibits attached thereto or referred to therein) and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Margin Stock” has the meaning ascribed to in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Borrowers considered as a whole (but not on Borrowers’ industry generally, except to the extent of a direct effect on the Borrowers as provided above), (b) Borrowers’ ability to pay the Revolving Loan or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s material rights and remedies under the Agreement and the other Loan Documents.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.4(f).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower or ERISA Affiliate is making, is obligated to make or has or would reasonably be expected to have a direct or indirect liability under Title IV of ERISA or under Section 412 of the IRC.

“Net Worth” means, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus the sum of (a) reserves applicable thereto, and (b) all of such Person’s liabilities (including accrued and deferred income taxes), all as determined on a consolidated basis in accordance with GAAP.

“New Line of Credit” has the meaning ascribed to it in the recitals to the Agreement.

“Non-Borrower Affiliate” means any Affiliate of a Borrower, which Affiliate is not itself a Borrower.

“Non-Consenting Lender” has the meaning ascribed to it in Section 11.2(c)(i).

“Non-Funding Lender” has the meaning ascribed to it in Section 9.8(a)(ii).

“Note” means the Revolving Note.

“Notice of Borrowing” has the meaning ascribed to it in Section 1.1(a).

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.4(e).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Borrower to Agent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents and under all interest rate caps, swaps or collar agreements, or similar agreements or arrangements to provide protection against fluctuations in interest rates. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Borrower under the Agreement or any of the other Loan Documents.

“Other Lender” has the meaning ascribed to it in Section 9.8(d).

“Palisades Collection” has the meaning ascribed thereto in the preamble to the Agreement.

“Pal XVI” means Palisades Acquisition XVI, LLC, a Delaware limited liability company.

“Payment Intangibles” shall have the meaning given such term in the UCC.

“Payments” means the payments of whatsoever nature made by each Account Debtor with respect to the Accounts relating to such Account Debtor and/or the payments made by any obligor with respect to any Account.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $500,000 at any time, so long as such Liens attach only to Inventory; (f) inchoate and unperfected bailees’ and landlord liens with respect to locations in which a bailee or landlord waiver is not required, and which arise in the ordinary course of business, so long as such Liens attach only to assets located on the applicable Real Estate; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (i) with respect to any Real Estate, the permitted exceptions set forth on an Exhibit of any mortgage granted to Agent, on behalf of Lenders, applicable to such Real Estate, and zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) other Liens securing amounts not to exceed $500,000 in the aggregate; and (k) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has or would reasonably be expected to have a direct or indirect liability under Title IV of ERISA or under Section 412 of the IRC.

“Portfolio” means each group or pool of Consumer Loans acquired by any of the Borrowers from a single Seller (or a single Seller and its affiliates) in a single purchase transaction (including a forward flow transaction), which Consumer Loans are recorded and administered in the Books and Records of the Borrower owning same as a separate group or pool of Consumer Loans.

“Portfolio Acquisition Cost” means the actual or final amount to be paid to the Seller of a Portfolio pursuant to the terms of the applicable Portfolio Acquisition Documents.

“Portfolio Acquisition Documents” means the purchase and other agreements between a Borrower and the Seller of each Portfolio, as each may be amended.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Borrower against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Borrower against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Proposed Change” has the meaning ascribed to it in Section 11.2(c).

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Revolving Loan on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Loan held by that Lender, by (ii) the outstanding principal balance of the Revolving Loan held by all Lenders.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Register” has the meaning ascribed to it in Section 9.1(a).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 1.13(d).

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other applicable law or coverage through the last day of the month of a participant’s termination of employment.

“Revolving Lender” or “Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the aggregate amount of Advances outstanding to Borrower.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Advances as set forth on Annex J to the Agreement as hereafter modified pursuant to Section 1.1(c) or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Advances which aggregate commitment shall not exceed $20,000,000, except as hereafter modified pursuant to Section 1.1(c).

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Security Agreement” means one or more Security Agreements of even date herewith entered into by and among Agent, on behalf of itself, Lenders and each Borrower that is a signatory thereto.

“Seller” means the party (or parties) which has agreed to sell a Portfolio to a Borrower.

“Senior Executive” means each of Gary Stern and Ricky Stern.

“Senior Obligations” has the meaning ascribed to it in Section 12.9(a).

“Servicing Agent” shall mean any third-party engaged or utilized by any Borrower for the purpose of administrating and/or collecting Payments made by an Account Debtor with respect to Accounts.

“Settlement Date” has the meaning ascribed to it in Section 9.8(a)(ii).

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Tangible Net Worth” means, with respect to any Person at any date, the Net Worth of such Person at such date, excluding, however, from the determination of the total assets at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangible items, (b) all unamortized debt discount and expense, (c) treasury Stock, and (d) any write-up in the book value of any asset resulting from a revaluation thereof.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or maintain a permanent establishment or any political subdivision thereof.

“Tax Returns” has the meaning ascribed to it in Section 3.11.

“Telecom Receivables” means each of the performing and non-performing receivables presently and hereafter owned by Borrowers, which have been purchased from telecommunication service providers.

“Termination Date” means the earlier of (a) May 2, 2017 and (b) the date on which (i) the Revolving Loan has been indefeasibly repaid in full, (ii) all other Obligations under the Agreement and the other Loan Documents have been completely discharged and (iii) none of Borrowers shall have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Liabilities” means, with respect to any Person as of any date of determination, the total liabilities of such Person as determined as determined in accordance with GAAP.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Borrower: (a) all trademarks, trade names, corporate names, business names, service marks, logos, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transaction” has the meaning ascribed to it in Section 11.8.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower or any ERISA Affiliate as a result of such transaction.

“Unused Fee Rate” means a per annum rate equal to (a) 0.15%, if the Revolving Loan Commitments exceeded the average daily Revolver Usage during the preceding calendar month by $25,000,000 or more, or (b) 0.20%, if the Revolving Loan Commitments exceeded the average daily Revolver Usage by $24,999,999 or less during the preceding calendar month.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Articles or Divisions 1 and 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes and Exhibits, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex or Exhibit.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Reference to any agreement (including without limitation the Loan Documents), document or instrument means the agreement, document or instrument as amended or supplemented, subject to any restrictions on amendment contained therein (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents). Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.